Exhibit 99.1

CONTACT:

Mark Gallenberger

LTX Corporation

781.467.5417 (t)

Mark_Gallenberger@ltx.com

www.ltx.com

LTX Corporation Announces Public Offering of Common Stock

WESTWOOD, Mass., February 9, 2004—LTX Corporation (Nasdaq: LTXX), a leading provider of semiconductor test solutions, today announced that it plans to publicly offer 7,000,000 shares of its common stock. The offering would be made pursuant to a registration statement covering shares of common stock, debt securities and warrants that became effective in January 2004. LTX would grant to the underwriters an option to purchase an additional 1,050,000 shares of its common stock within 30 days after the offering to cover over-allotments incurred in the offering. Morgan Stanley & Co. Incorporated is the sole book running manager for the offering and Deutsche Bank Securities Inc. and Needham & Company, Inc. are acting as co-managers for the offering.

LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. Fusion, LTX’s patented, scalable, single-platform test system, uses innovative technology to provide high performance, cost-effective testing of system-on-a-chip, mixed signal, RF, digital and analog integrated circuits. Fusion addresses semiconductor manufacturers’ economic and performance requirements today, while enabling their technology roadmap of tomorrow. LTX’s web site is www.ltx.com.

LTX and Fusion are registered trademarks of LTX Corporation.

The securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A copy of the prospectus supplement related to the offering can be obtained when available from the Prospectus Department of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036, phone 212-761-6775.